Registration Statement No. 333-237342

Filed Pursuant to Rule 433

Bank of Montreal Medium Term Notes Equity Linked Securities

Market Linked Securities—Contingent Fixed Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2024

Term Sheet to Pricing Supplement R2553 dated December 30, 2020

Summary of Terms	Description of Terms

Issuer:	Bank of Montreal

•  Linked to the S&P 500® Index

•  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Index from its starting level to its ending level. The maturity payment amount will reflect the following terms:

•  If the level of the Index increases (regardless of the extent of that increase), remains the same, or does not decrease by more than 10%:

You will receive the original offering price plus a contingent fixed return of 12.50% of the original offering price

•  If the level of the Index decreases by more than 10%:

You will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 10%

•  Investors may lose up to 90% of the original offering price

•  Any positive return on the securities at maturity will be limited to the contingent fixed return, even if the ending level significantly exceeds the starting level; you will not participate in any appreciation of the Index beyond the contingent fixed return

•  All payments on the securities are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue any securities included in the Index for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment

•  No periodic interest payments or dividends

•  No exchange listing; designed to be held to maturity

Term:	Approximately 3 years
Market Measure:	S&P 500® Index (the “Index”)
Pricing Date:	December 30, 2020
Issue Date:	January 5, 2021
Original Offering Price:	$1,000 per security (100% of par)
Maturity Payment Amount:	See “How the maturity payment amount is calculated” on page 3
Stated Maturity Date:	January 5, 2024
Starting Level:	3,732.04, which was the closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Contingent Fixed Return:	12.50% of the original offering price per security ($125 per security)
Threshold Level:	3,358.836, which is 90% of the starting level
Calculation Day:	December 28, 2023
Calculation Agent:	BMO Capital Markets Corp.
Denominations:	$1,000 and any integral multiple of $1,000
Underwriting Discount:

3.19%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA will receive a distribution expense fee of 0.075%.

In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP:	06368E7F3

On the date of the accompanying pricing supplement, the estimated initial value of the securities was $944.10 per security. As discussed in more detail in the accompanying pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement.

This term sheet should be read in conjunction with the accompanying pricing supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right is based on the contingent fixed return of 12.50% or $125.00 per $1,000 security and a threshold level equal to 90% of the starting level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, and whether you hold your securities to maturity.

Hypothetical Returns

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical maturity payment amount payable at stated maturity per security	Hypothetical pre-tax total rate of return
175.00	75.00%	$1,125.00	12.50%
150.00	50.00%	$1,125.00	12.50%
140.00	40.00%	$1,125.00	12.50%
130.00	30.00%	$1,125.00	12.50%
120.00	20.00%	$1,125.00	12.50%
112.50	12.50%	$1,125.00	12.50%
110.00	10.00%	$1,125.00	12.50%
105.00	5.00%	$1,125.00	12.50%
100.00(1)	0.00%	$1,125.00	12.50%
95.00	-5.00%	$1,125.00	12.50%
90.00	-10.00%	$1,125.00	12.50%
89.00	-11.00%	$990.00	-1.00%
80.00	-20.00%	$900.00	-10.00%
75.00	-25.00%	$850.00	-15.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%

(1) The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level is set forth under “Summary of Terms” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth under the section titled “The S&P 500® Index” in the accompanying pricing supplement.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual starting level and the actual ending level.

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How The Maturity Payment Amount Is Calculated

On the stated maturity date, you will receive a cash payment per security equal to the maturity payment amount. The maturity payment amount per security will equal:

•	If the ending level is greater than or equal to the threshold level: $1,000 plus the contingent fixed return; or
•	If the ending level is less than the threshold level: $1,000 minus

If the ending level is less than the threshold level, you will lose up to 90% of the original offering price of your securities at maturity.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•	If The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Possibly 90% Less, Than The Original Offering Price Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Potential Return On The Securities Is Limited To The Contingent Fixed Return.
•	Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating To An Investment In Bank of Montreal’s Structured Debt Securities, Including The Securities

•	The Securities Are Subject To The Credit Risk Of Bank Of Montreal.
•	The Estimated Value Of The Securities On The Pricing Date, Based On The Issuer’s Proprietary Pricing Models, Is Less Than The Original Offering Price.
•	The Terms Of The Securities Were Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Risks Relating To The Value of the Securities and Any Secondary Market

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Index

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.
•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount You Will Receive At Maturity.
•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.
•	The Issuer And Its Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

Risks Relating To Conflicts of Interest

•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
o	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.
o	The estimated value of the securities was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.
o	Research reports by the Issuer’s affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index.
o	Business activities of the Issuer’s affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.
o	Hedging activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

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o	Trading activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax Matters

•	The Tax Consequences Of An Investment In The Securities Are Uncertain.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Bank of Montreal, Wells Fargo Securities, LLC and their affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

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